UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 7, 2009

Luminent Mortgage Capital, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-31828	06-1694835
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1650 Market Street, 36th floor, Philadelphia, Pennsylvania		19103
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-564-5900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Termination of employment of our Chief Financial Officer

As of April 7, 2009, we terminated the employment of Karen Chang as our Chief Financial Officer because of the lack of funds available to pay her salary as a result of Arco Capital Corporations Ltd.’s decision to no longer fund draw requests under our Post-Petition Loan and Security Agreement, as more fully explained below. We have entered into a consulting agreement with Ms. Chang pursuant to which she will provide advisory services to Luminent Mortgage Capital.

Item 8.01 Other Events.

Post-Petition Loan and Security Agreement
On September 5, 2008, we, together with certain of our subsidiaries, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Maryland (Case No. 08-21389). As previously disclosed, on September 5, 2008, we entered into a Post-Petition Loan and Security Agreement with Arco Capital Corporation Ltd., a Cayman Islands exempted company ("Arco") pursuant to which Arco agreed to provide us with post-petition financing of up to $3.2 million.
Since mid-March 2009, Arco has not funded any new draw requests made under the Post-Petition Loan and Security Agreement, except for on May 8, 2009, Arco funded $300,000.00 for the sole purpose of the Debtor purchasing D&O Insurance. As a result, we have virtually no cash with which to run our business until the anticipated confirmation of the Plan of Reorganization.
Because our management believes that the proposed transactions contemplated by the Plan represent the best opportunity to provide a significant recovery for our creditors, we have terminated virtually all of our employees, including Ms. Chang as noted above, and our management has personally agreed to forego salaries or significantly reduce their salary during the period when our creditors and the Bankruptcy Court are considering the Plan.
Monthly Operating Reports

We and our subsidiaries are required to file Monthly Operating Reports with the Bankruptcy Court. A copy of the October 2008, November 2008 and December 2008 Monthly Operating Reports are filed as Exhibit 99.1 to this Current Report on Form 8-K. Our last publicly available financial statement was included in our March 31, 2008 Form 10-Q that was filed with the Securities and Exchange Commission on May 19, 2008 and our September 2008 Monthly Operating Report was filed as an exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 28, 2008. Since that report we sold securities and transferred securities to repurchase agreement lenders to repay short-term debt and we entered into several term-note agreements for balances due on repurchase agreement debt. Subsequent to entering into those term-note agreements, as previously announced, on July 11, 2008, our remaining repurchase agreement lender declared an event of default to have occurred on our repurchase agreements with them due to our inability to deliver additional securities or cash necessary to fulfill our obligations under the terms of the agreement. As a result of the event of default, the repurchase agreement lender took possession of all remaining mortgage-backed securities of value, including securities that were retained from our whole loan securitizations. These transfers of securities resulted in the de-recognition of all of our remaining mortgage-backed securities from our balance sheet and the deconsolidation of all of our securitization trusts because we no longer have the rights to receive principal and interest cash payments from these securities.

Cautionary Statement Regarding Financial and Operation Data

The information included in these Monthly Operating Reports are prepared on a stand alone basis for each subsidiary that has filed for relief under Chapter 11 of the U.S. Bankruptcy Code and include certain items such as liability amounts for the guarantees of the debt of other subsidiaries. In addition, these Monthly Operating Reports do not include the balances of certain subsidiaries that have not filed for relief under the U.S. Bankruptcy Code. Therefore, the sum of these entities are not representative of the consolidated financial statements of Luminent Mortgage Capital, Inc. in accordance with generally accepted accounting principles.

We caution investors and potential investors not to place undue reliance upon the information contained in the Monthly Operating Reports, which was not prepared for the purpose of providing the basis for an investment decision relating to any of our securities. The Monthly Operating Reports are limited in scope, cover a limited time period, and have been prepared solely for the purpose of complying with the monthly reporting requirements of the Bankruptcy Court. The Monthly Operating Reports were not audited or reviewed by independent accountants, have not been presented in accordance with generally accepted accounting principles, are in a format prescribed by applicable bankruptcy laws, and are subject to future adjustment and reconciliation. There can be no assurance that the Monthly Operating Reports are complete. The Monthly Operating Reports also contain information for periods which may be shorter or otherwise different from those contained in reports required pursuant to the Securities Exchange Act of 1934, as amended. Results set forth in the Monthly Operating Reports should not be viewed as indicative of future results.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. Description
99.1 Monthly Operating Report for the Periods Ended
October 31, 2008, November 30, 2008, December 31, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luminent Mortgage Capital, Inc.

May 12, 2009	By:	Zachary H Pashel

Name: Zachary H Pashel
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	October 2008 Monthly Operating Report
99.2	November Monthly Operating Report
99.3	December 2008 Monthly Operating Report